Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Northann Corp.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Northann Corp. and its subsidiaries (collectively, the “Company”) of our report dated April 14, 2026, relating to the consolidated financial statements of the Company as of December 31, 2025 and 2024, and for the years then ended, and the related notes (collectively referred to as the financial statements), which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. Our report contains an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our firm, LAO Professionals, as experts in accounting and auditing.

/S/ Lateef Awojobi

LAO PROFESSIONALS

PCAOB No: 7057

Lagos, Nigeria

May 29, 2026